Conmed Healthcare Management, Inc. Announces Contract Extension with Sedgwick County, Kansas

Modified agreement expands staffing and services beginning January 1, 2008 valued at $16.6. million over four years

LA PLATA, Md.--(BUSINESS WIRE)—September 17, 2007--Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full-service provider of correctional facility healthcare services, today announced the extension of a medical services agreement with Sedgwick County, Kansas. The extension is for approximately $837,000 in additional annual services revenue beginning January 1, 2008, representing a 25.2% increase over terms in the initial agreement, bringing the potential value of the contract to $16.6 million through December 31, 2011.

The extension, effective June 1, 2007, extends the size and scope of the initial contract, and covers an initial two-year period through December 31, 2009, renewable thereafter for two one-year periods, through December 31, 2011. Conmed will provide medical services that include; medical, mental health, dental and other specialty health care services, plus related administrative support. Monthly revenue payable to Conmed under the agreement is also subject to potential annual increases and adjustments based on any temporary or unexpected expansion of the inmate population.

Richard W. Turner, President and CEO of Conmed stated, "Our organization is committed to partnering with counties in order to help efficiently manage the quality and costs of healthcare services that they provide to their correctional facility inmates. Conmed and Sedgwick County responded quickly and efficiently to expand the scope of the engagement in order to maintain the expected standards of quality for inmate healthcare. We look forward to adding to our outstanding track record as choice partners for counties to provide quality, value-based correctional healthcare services.”

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 21 detention centers and facilities at the county level throughout the United States. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com

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